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[ASTA FUNDING LOGO]                                        Exhibit 99.3
    NASDAQ: ASFI


                                                          FOR IMMEDIATE RELEASE
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CONTACT:
                                            Stephen D. Axelrod, CFA
Mitchell Cohen, CFO                         Alisa Steinberg (Media)
ASTA FUNDING, INC.                          WOLFE AXELROD WEINBERGER ASSOC. LLC
(201) 567-5648                              (212) 370-4500; (212) 370-4505 (Fax)
                                            steve@wolfeaxelrod.com
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                ASTA FUNDING ANNOUNCES RECENT PORTFOLIO PURCHASES

              - Approximately $1 Billion of Face Value Purchased -

ENGLEWOOD CLIFFS, NJ, SEPTEMBER 11, 2006 -- ASTA FUNDING, INC., (NASDAQ: ASFI), A LEADING CONSUMER RECEIVABLE ASSET MANAGEMENT AND LIQUIDATION COMPANY, today announced it has made significant portfolio purchases of approximately $1 billion in face value, for a purchase price of approximately $29 million during its fourth fiscal quarter of 2006, which ends September 30, 2006. The portfolio acquisitions included telecom paper, credit card paper, and other portfolios. The purchases were facilitated by operating cash flow and Asta's new line of credit of $175 million.

Gary Stern, Chief Executive Officer, said, "We are very pleased with these recent portfolio purchases, which can be attributed to Asta's strong relationships within the industry. These portfolio purchases give Asta a great ending to our fiscal year, which still has a few weeks left. For the fiscal year to date, the Company purchased a total of approximately $4.7 billion in face value, a record for the Company. Our business model of outsourcing a vast majority of our paper along with being scalable and flexible, allows us to capitalize on attractively priced opportunities. Asta's financial structure remains strong as we continue to review additional purchase opportunities within the marketplace."

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ABOUT ASTA FUNDING, INC.

Based in Englewood Cliffs, NJ, ASTA FUNDING, INC., is a leading consumer receivables asset management company that specializes in the purchase, liquidation and management of performing and non-performing consumer receivables. Asta generates revenues and earnings primarily through purchase and collection of performing and non-performing consumer receivables. For additional information, please visit our Web site at www.astafunding.com.

Except for historical information contained herein, the matters set forth in this news release are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K/A for the fiscal year ended September 30, 2005, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.


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                  210 Sylvan Avenue, Englewood Cliffs, NJ 07632
                       (201) 567-5648, (201) 567-2203 fax